PokerTek Reports 2007 Fourth Quarter and Full Year Financial Results

Annual Revenue Doubles, Casino Table Count Increases Significantly, Amusement Product Launched Successfully

MATTHEWS, NC—(BUSINESS WIRE)—February 13, 2008—PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the fourth quarter and full year ended December 31, 2007.

Highlights of recent announcements and operating results are as follows:

Fourth Quarter 2007 Operating Highlights

•	Revenues increased 31.9% compared to the third quarter of 2007.

•	Operating expenses declined 14.9% as compared to the third quarter of 2007.

•	Net loss declined 18.8% as compared to the third quarter of 2007.

•	There were 189 PokerPro™ tables deployed worldwide as of December 31, 2007, a 166% increase from 71 as of December 31, 2006, and a 44% increase from 131 PokerPro tables as of September 30, 2007.

•	Revenues for the fourth quarter of 2007 increased 49.0% to $1,421,000 from $954,000 for the fourth quarter of 2006.

•	Net loss for the fourth quarter was $3,322,000 or ($0.30) per diluted share as compared with a net loss of $3,007,000, or ($0.32) per diluted share in the fourth quarter of 2006.

Recent Announcements

•	The Company’s installation of 43 PokerPro tables at three casinos operated by Societe des Casinos du Quebec, Inc., including Casino de Montreal which became PokerTek’s largest installation.

•	The successful launch of Heads-Up Challenge, PokerTek’s new amusement product, with sales of 40 units through December 31, 2007.

•	The successful installation of PokerPro tables at Mohegan Sun in Uncasville, Connecticut.

•	The company’s first installation in Central America, with Marriott Royal Casino in Panama City, Panama.

•	The installation of a fully automated PokerPro room at Fantasy Springs Resort Casino in Palm Springs, California.

•	The expansion of the Heads-Up Challenge distribution network to include coverage for the entire United Kingdom as well as U.S. Military locations.

Full Year 2007 Operating Highlights

•	Revenues for 2007 increased 102.3% to $4,005,000 from $1,980,000 in 2006.

•	Net loss for 2007 increased 40.5% to $12.8 million, or ($1.23) per diluted share, from $9.1 million, or ($0.97) per diluted share, for 2006.

Management Comments

“The strength of automated poker allowed us to finish the year with a solid fourth quarter and good momentum heading into 2008,” said PokerTek CEO Chris Halligan. “We grew revenues by 32% over the third quarter, increased our Casino table count by 44% during the fourth quarter and successfully launched Heads-Up Challenge . PokerPro is becoming a market reality, as evidenced by our recent successes around the world.”

“We were also able to improve our quarterly results by reducing operating expenses while driving top-line growth,” Halligan added. “Our management team is focused on making our customers successful and executing our growth strategy while investing our resources wisely.”

Revenues

Revenue growth was primarily driven by an increase in the number of PokerPro tables deployed and generating recurring license and service fees. License and service fees for the quarter were $763,000, an increase of 290.6% over the fourth quarter of 2006, and were $2,495,000 for the full year, an increase of 202.8% over the prior year.

Product sales declined 13.3% to $657,000 for the fourth quarter and increased 30.6% to $1,510,000 for the full year, as compared to prior year periods. Sales of Casino products, primarily to Aristocrat International Pty. Limited, increased 14.6% on an annual basis, but declined 34.3% for the quarter primarily due to a large international installation that occurred during the fourth quarter of 2006.

Product sales comparisons were favorably impacted by the launch of the new Heads-Up Challenge amusement product, which contributed $159,000 for the fourth quarter and $185,000 for the full year to product sales.

Operating Expenses

For the fourth quarter, total operating expenses increased 25.9% from the fourth quarter of 2006, to $4,228,000. Selling, general and administrative expenses increased 29.9% to $2,564,000, research and development expenses decreased 10.5% to $1,007,000 and depreciation increased 152.9% to $657,000.

On an annual basis, total operating expenses increased 49.8% from 2006 to $16,081,000. Selling, general and administrative expenses increased 60.3% to $9,746,000, research and development expenses increased 8.4% to $4,282,000 and depreciation increased 189.4% to $2,053,000.

Increases in operating expenses are directly attributable to the company’s investment in staff to support the growth of the company, depreciation expense on the growing base of depreciable PokerPro systems, and professional fees related to regulatory, intellectual property and other legal costs, including the Tellis lawsuit, which was successfully settled during the fourth quarter.

Conference Call

As previously announced on January 31, 2008, PokerTek will host a conference call to discuss its fourth quarter and full year 2007 results on Wednesday, February 13, 2008 at 5:00 p.m. Eastern Time.

Interested parties may listen to and participate in the conference call by dialing (888) 713-4214 (U.S./Canada) or (617) 213-4866 (Other) and entering passcode 40528334. The conference call will be webcast simultaneously through a link on our website, www.pokertek.com, under the heading “Investors,” as well as at www.earnings.com and www.streetevents.com. A replay of the conference call will be available approximately two hours after the conclusion of the call for approximately 24 hours by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (Other) and entering passcode 81235534. A replay of the conference call will also be made available for one year on our website, www.pokertek.com, under the heading “Investors.”

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ: PTEK), headquartered in Matthews, NC, develops and markets PokerPro™ and PokerPro Heads-Up™, automated poker tables and related software applications developed to increase casino revenue, reduce expenses and attract new players into poker rooms. PokerTek™ entered the amusement space by introducing Heads-Up Challenge™, a heads-up poker table for bars and restaurants that targets adults who play for amusement only. PokerPro tables are located in the United States, Canada, Macau, Panama, Germany, Australia, South Africa and on several major cruise lines. For more information, please visit the company's website at www.pokertek.com or contact Mark Roberson at 704.849.0860 x101.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro systems by casinos and other customers and the expected acceptance of the PokerPro systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,
	2007	2006
Revenues:
License and service fees	$763,193	$195,384
Product sales	657,374	758,311
Total revenues	1,420,567	953,695

Costs and operating expenses:
Cost of product sales	640,875	747,543
Selling, general and administrative	2,564,041	1,973,150
Research and development	1,007,333	1,125,561
Depreciation	656,618	259,644
	4,868,867	4,105,898

Operating loss	(3,448,300)	(3,152,203)

Other income (expense):
Interest income	126,672	146,741
Interest expense	(234)	(1,171)
	126,438	145,570

Net loss	$(3,321,862)	$(3,006,633)

Net loss per common share - basic and diluted	$(0.30)	$(0.32)

Weighted average common shares outstanding - basic and diluted	10,934,464	9,472,020

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007 (Unaudited)	2006	2005
Revenues:
License and service fees	$2,494,708	$823,986	$270,400
Product sales	1,509,983	1,155,931	43,948
Total revenues	4,004,691	1,979,917	314,348

Costs and operating expenses:
Cost of product sales	1,338,043	1,127,997	38,506
Selling, general and administrative	9,745,521	6,079,583	1,759,117
Research and development	4,281,998	3,949,223	2,287,795
Depreciation	2,053,345	709,593	119,783
	17,418,907	11,866,396	4,205,201

Operating loss	(13,414,216)	(9,886,479)	(3,890,853)

Other income (expense):
Interest income	569,050	741,932	190,309
Interest expense	(4,450)	(1,171)	-
	564,600	740,761	190,309

Net loss	$(12,849,616)	$(9,145,718)	$(3,700,544)

Net loss per common share - basic and diluted	$(1.23)	$(0.97)	$(0.49)

Weighted average common shares outstanding - basic and diluted	10,462,912	9,471,423	7,517,278